EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the MW Bancorp, Inc. 2016 Equity Incentive Plan, relating to our audit of the consolidated balance sheet of MW Bancorp, Inc. and its subsidiary as of June 30, 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, which appear in Annual Report on Form 10-K of MW Bancorp, Inc. for the year ended June 30, 2015.

/s/ Elliott Davis Decosimo, LLC

Elliott Davis Decosimo, LLC

Cincinnati, Ohio

May 12, 2016